Exhibit 10.2

ProMIS Neurosciences (US) Inc.

September 29, 2025

Johanne Kaplan

[***]

Dear Johanne;

On behalf of ProMIS Neurosciences (US), Inc. (the “Company”), I am pleased to confirm the new terms of your employment with the Company. This Employment Offer letter (the “Employment Agreement”) shall supersede the offer letter dated December 21, 2021 (the “Prior Offer Letter”) in all respects, expect as otherwise indicated in this Employment Agreement. The purpose of this letter is to summarize the terms of your employment with the Company. This Employment Agreement will be effective on the date it is fully executed (the “Effective Date”)

1.Position. You will continue to be employed on a full-time basis as Chief Development Officer, reporting to the Chief Executive Officer (“CEO”). You will be responsible for duties as are consistent with such position as well as other duties assigned by the Company. You will continue to be based remotely from your home office in Vermont; however, it is understood that you may need to travel from time to time and the Company may change your work location based on the Company’s future needs.

2.Salary. Commencing on the Effective Date, your base salary will be at the rate of $400,000 USD per year, paid twice a month on the 15th and last days of the month at rate of $16,666.67 per payroll period, subject to tax and other withholdings as required by law. Such base salary may be adjusted from time to time in accordance with normal business practice and in the sole discretion of the Company. The base salary at any given time shall be referred to as the “Base Salary.”

3.Annual Bonus. For the year 2025 and thereafter, you will be eligible to receive an annual performance bonus targeted at 35% of the Base Salary, as determined by the CEO and Board in their sole discretion. The actual bonus is discretionary and will be subject to the CEO and Board’s assessment of your performance as well as business conditions at the Company. In order to receive the bonus payment, you must be employed by the Company on the date such bonus is paid.

4.Equity. You were previously granted stock options, which shall remain subject to the ProMIS Neurosciences Inc. Stock Option Plan (the “Option Plan”) and stock option agreement (collectively, the “Equity Documents”) between you and the Company. In addition, subject to Board approval, the Company will grant you an option to purchase an additional 165,000 shares of common stock of the Company’s common stock (the “2025 Option”). The 2025 Option shall vest over four (4) years, as follows: 25% of the shares will vest on the first anniversary of the date of grant, and the balance will vest in substantially equal monthly installments over the following thirty-six (36) months, subject to your continued employment with the Company through each such vesting date. The 2025 Option shall have a per share exercise price equal to the fair market value of the Company’s common stock on the date of grant as determined by the Board. The 2025 Option will be subject to the terms of the Equity Documents.

5.Benefits. You will continue to be eligible to participate in the employee benefits and insurance programs generally made available to the Company’s full-time employees. Details of such benefits programs, including mandatory employee contributions, if any, and waiting periods, if applicable, will be made available to you when such benefit(s) become available.

6.At-Will Employment; Accrued Obligations. Your employment will continue to be “at will,” meaning you or the Company may terminate it at any time for any or no reason. Notwithstanding the forgoing and except for termination in the event of your death, any termination of your employment by the Company or by you shall be communicated by written Notice of Termination to the other party hereto. In the event of your resignation without Good Reason, you agree to provide the Company with at least 30 days’ notice which may be waived by the Company in its discretion. In the event of the ending of your employment for any reason, the Company shall pay you (i) your Base Salary as accrued but not paid, through your last day of employment (the “Date of Termination”), and (ii) the amount of any documented expenses properly incurred by you on behalf of the Company prior to any such termination and not yet reimbursed (the “Accrued Obligations”).

7.Termination Benefits. In the event the Company terminates your employment for any reason or you resign for any reason, the Company shall pay you the Accrued Obligations. In the event that the Company terminates your employment without Cause (and other than by reason of your death or Disability) or you resign for Good Reason outside of the Change in Control Period (defined below), then provided you enter into, do not revoke and comply with the terms of a separation agreement in a form satisfactory to the Company, which shall include a general release of claims against the Company and related persons and entities (the “Release”) and such Release becomes irrevocable within the time period set forth in the Release but in no event more than 60 days after the Date of Termination, the Company will provide you with the following “Termination Benefits”.

i.a payment that is equivalent to the sum of nine (9) months of your Base Salary (the “Salary Continuation Payment”); and

ii.

if elected, continuation of group health plan benefits to the extent authorized by and consistent with 29 U.S.C. § 1161 et seq. (commonly known as “COBRA”), with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and you as in effect on the Date of Termination until the earlier of (i) nine (9) months; and (ii) the date you become eligible for health benefits through another employer or otherwise become ineligible for COBRA.

Further, in the event that the Company terminates your employment without Cause (and other than by reason of your death or Disability) or you resign for Good Reason and the Date of Termination is within three months before or 12 months after the occurrence of the first event constituting a Change in Control, as defined below (such period, the “Change in Control Period”), then provided you enter into, do not revoke and comply with the terms of the Release and such Release becomes irrevocable within the time period set forth in the Release but in no event more than 60 days after the Date of Termination, the Company will provide you with: (i) the Termination Benefits; and (ii) notwithstanding anything to the contrary in the Equity Documents, all time-based stock options and other stock-based awards subject solely to time-based vesting held by you shall immediately accelerate and become fully exercisable or nonforfeitable; provided that in order to effectuate the accelerated vesting contemplated by this subsection, the unvested portion of such awards that are subject only to time-based vesting that would otherwise terminate or be forfeited on the cessation of your employment will be delayed until the earlier of (A) the effective date of the Release (at which time acceleration will occur), or (B) the date that the Release can no longer become fully effective (at which time the unvested portion will terminate or be forfeited).

The Salary Continuation Payment shall be paid out in accordance with the Company’s payroll practice commencing within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Salary Continuation Payments shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination. Each payment pursuant to this Employment Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section l.409A-2(b)(2). For the avoidance of doubt, in the event your employment is terminated as a result of death, Disability, or for any reason other than a termination by the Company without Cause or your resignation for Good Reason, you will be entitled to the Accrued Obligations but you will not be entitled to any of the Termination Benefits.

For purposes of this Employment Agreement, the term “Cause” means: (i) conduct by you constituting a material act of misconduct in connection with the performance of your duties, including, without limitation, (A) willful repeated failure or refusal to perform material responsibilities that have been requested by the Company; (B) dishonesty to the Company with respect to any material matter; or (C) misappropriation of funds or property of the Company or any of its subsidiaries or affiliates other than the occasional, customary and de minimis use of Company property for personal purposes; (ii) the commission by you of acts satisfying the elements of (A) any felony or (B) a misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) any misconduct by you, regardless of whether or not in the course of your employment, that would reasonably be expected to result in material injury or reputational harm to the Company or any of its subsidiaries or affiliates if you were to continue to be employed in the same position; (iv) a breach by you of any of the provisions contained in the Employment Agreement or the Restrictive Covenants Agreement, which remains uncured following 30 days’ notice from the Company to you; or (v) your material failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.

For purposes of this Agreement, “Change in Control” shall mean any of the following: (i) any

“person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended ( the “Act”) ( other than the Company, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule l 2b-2 under the Act) of such person, shall become the “beneficial owner” ( as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 50 percent or more of the combined voting power of the Company’s then outstanding securities having the right to vote in an election of the Board (“Voting Securities”) (in such case other than as a result of an acquisition of securities directly from the Company); or (ii) the date a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or (iii) the consummation of (A) any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than 50 percent of the voting shares of the Company issuing cash or securities in the consolidation or merger ( or of its ultimate parent corporation, if any), or (B) any sale or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company. Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred for purposes of the foregoing clause (i) solely as the result of an acquisition of securities by the Company which, by reducing the number of shares of Voting Securities outstanding, increases the proportionate number of Voting Securities beneficially owned by any person to 50 percent or more of the combined voting power of all of the then outstanding Voting Securities; provided, however, that if any person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from the Company) and immediately thereafter beneficially owns 50 percent or more of the combined voting power of all of the then outstanding Voting Securities, then a “Change in Control” shall be deemed to have occurred for purposes of the foregoing clause (i).

For purposes of this Employment Agreement, “Disability” shall mean Disability shall mean you are unable to perform the essential functions of your position under this Employment Agreement with or without reasonable accommodation for a period of 180 days (which need not be consecutive) in any 12-month period.

For purposes of this Employment Agreement, “Good Reason” means: (i) a material adverse change in your duties and responsibilities; (ii) a material reduction in your Base Salary without your prior consent except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company; or (iii) a requirement that you relocate your principal place of employment more than 30 miles. To terminate your employment for Good Reason you must (i) provide notice to the Company of the event giving rise to the Good Reason within 60 days after such event occurs, (ii) provide the Company with at least 30 days to cure (the “Cure Period”), and (iii) if not cured, resign for Good Reason within 30 days following expiration of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

8.Restrictive Covenants Agreement. You hereby acknowledge that you previously entered into, as a condition of your employment, the Non-Solicitation, Confidentiality and Assignment Agreement enclosed with this Agreement (the “Restrictive Covenants Agreement”). You hereby acknowledge and agree that the Restrictive Covenants Agreement is still in full force and effect.

9.Third Party Agreements and Rights. You hereby confirm that you are not bound by the terms of any agreement with any previous employer or other party which restricts your engagement in any business in any way, other than confidentiality restrictions (if any). You represent to the Company that your execution of this Employment Agreement, your employment with the Company and the performance of your proposed duties for the Company will not violate any obligations you may have to any such previous employer or other party. In your work for the Company, you will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and you will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

10.Litigation and Regulatory Cooperation. During and after your employment, you shall cooperate reasonably with the Company in (i) the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while you were employed by the Company, (ii) the investigation, whether internal or external, of any matters about which the Company believes you may have knowledge or information and (iii) transitioning your duties. Your reasonable cooperation in connection with such claims, actions or investigations shall include, but not be limited to, being available to meet with counsel to answer questions or to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after your employment, you also shall cooperate reasonably with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while you were employed by the Company. Any reasonable costs incurred by you as part of the foregoing shall be reimbursed by the Company. In addition, you will be compensated (at the Base Salary as applied to a 32-hour week) for your time performing services in accordance with this Section in respect of any period after your employment with the Company ends.

11.Section 409A. All in-kind benefits provided and expenses eligible for reimbursement under this Employment Agreement shall be provided by the Company or incurred by you during the time periods set forth in this Employment Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. The parties intend that this Employment Agreement will be administered in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). To the extent that any provision of this Employment. Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Employment Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A 2(b)(2). The parties agree that this Employment Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party. The Company makes no representation or warranty and shall have no liability to you or any other person if any provisions of this Employment Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

12.Withholding; Tax Effect. All forms of compensation referred to in this Employment Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You hereby acknowledge that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or the Board related to tax liabilities arising from your compensation.

13.Entire Agreement. This Employment Agreement, together with the Restrictive Covenants Agreement and the Equity Documents, constitutes the complete agreement between you and the Company, contains all of the terms of your employment with the Company and supersedes any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company.

14.Governing Law; Jurisdiction. This Employment Agreement will be governed by the laws of the Commonwealth of Massachusetts, excluding laws relating to conflicts or choice of law. You and the Company each submit to the exclusive personal jurisdiction of the federal and state courts located in the Commonwealth of Massachusetts with respect to any dispute, controversy or claim arising out of or in connection with this Agreement, including the validity, invalidity, breach or termination thereof, and including tort claims.

15.Assignment; Successors and Assigns. Neither you nor the Company may make any assignment of this Employment Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Employment Agreement without your consent to any affiliate or to any person or entity with whom the Company shall hereafter effect a reorganization, consolidate with, or merge into or to whom it transfers all or substantially all of its properties or assets; provided further that (without limiting the provisions of Section 7 of this Employment Agreement) if you remain employed or become employed by the Company, the purchaser or any of their affiliates in connection with any such transaction, then you shall not be entitled to any payments or benefits pursuant to Section 7 of this Employment Agreement solely as a result of such transaction. This Employment Agreement shall inure to the benefit of and be binding upon you and the Company, and each of your and the Company’s respective successors, executors, administrators, heirs and permitted assigns.

16.Waiver; Amendment. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Employment Agreement, or the waiver by any party of any breach of this Employment Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach. This Agreement may be amended or modified only by a written instrument signed by you and by a duly authorized representative of the Company.

17.Enforceability. If any portion or provision of this Employment Agreement (including, without limitation, any portion or provision of any section of this Employment Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Employment Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Employment Agreement shall be valid and enforceable to the fullest extent permitted by law.

18.Other Terms. The provisions of this Employment Agreement shall survive the termination of your employment to the extent necessary to effectuate the terms contained herein. The headings and other captions in this Employment Agreement are for convenience and reference only and shall not be used in interpreting, construing or enforcing any of the provisions of this Employment Agreement. This Employment Agreement may be executed in separate counterparts. When both counterparts are signed, they shall be treated together as one and the same document. PDF copies of signed counterparts shall be equally effective as originals.

[SIGNATURE PAGE FOLLOWS]

ProMIS NEUROSCIENCES

By:	s/ Neil Warma
	Name:	Neil Warma
	Title:	Chief Executive Officer

I have read and accept this Employment Agreement:

s/ Johanne Kaplan
Date:	September 29, 2025
Name:	Johanne Kaplan